Exhibit 99

Manning & Napier, Inc. Reports First Quarter 2022 Earnings Results

FAIRPORT, NY, May 10, 2022 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or the "Company”) today reported 2022 first quarter results for the period ended March 31, 2022.

“The first quarter was challenging from the standpoint of absolute, and to an extent, relative performance. Revenues declined and expenses were inflated by one-time items, depressing earnings,” commented Marc Mayer, Chairman of the Board and Chief Executive Officer. “We look forward to the next chapter at Manning & Napier as we work toward the completion of our previously announced going private transaction and acquisition by Callodine Group. Our focus remains executing for clients with the same discipline as we have for the first 50+ years of our history.”
First Quarter 2022 Financial Review
Manning & Napier reported first quarter 2022 revenue of $35.5 million, an increase of 4% from revenue of $34.2 million reported in the first quarter of 2021, and a decrease of approximately $2.3 million, or 6%, from revenue of $37.8 million reported in the fourth quarter of 2021. These changes in revenue resulted primarily from changes in average AUM over the same periods. Average AUM for the quarter was $21.3 billion, a 4% increase from the first quarter of 2021 and a 4% decrease from the fourth quarter of 2021, when average AUM was $20.4 billion and $22.3 billion, respectively. Revenue as a percentage of average AUM was 0.68% for the first quarter of 2022, compared to 0.68% for the first quarter of 2021 and 0.67% for the fourth quarter of 2021.
Total operating expenses for the first quarter of 2022 were $34.5 million, an increase of $6.5 million, or 23%, compared with the first quarter of 2021, and an increase of $5.9 million, or 21% compared with the fourth quarter of 2021 due to the factors described below.
Compensation and related costs were $20.7 million for the first quarter of 2022, an increase of $1.8 million, or 10%, compared with the first quarter of 2021 and an increase of $2.8 million, or 16%, compared with the fourth quarter of 2021. The change in the current quarter compared to both the first quarter and fourth quarters of 2021 was driven by the impacts of the implementation of a deferred compensation plan during the first quarter of 2021 and the corresponding one-time savings during the initial year of implementation. The change in the current quarter compared to the fourth quarter of 2021 is also attributed to seasonality of payroll benefits. Compensation and related costs as a percentage of revenue were 58% for the first quarter of 2022, compared with 54% in the first quarter of 2021 and 47% for the fourth quarter of 2021.
Distribution, servicing and custody expenses for the first quarter of 2022 decreased by $0.1 million, or 3% compared with the first quarter of 2021, and decreased by $0.2 million, or 7%, compared with the fourth quarter of 2021. The decrease in the current quarter as compared to previous periods is generally in line with the decrease in average assets.
Other operating costs for the first quarter of 2022 were $11.5 million, an increase of approximately $4.8 million, or 71% compared with the first quarter of 2021, and an increase of $3.3 million, or 40%, when compared with the fourth quarter of 2021. The increase compared to both the first quarter of 2021 and the fourth quarter of 2021 is driven primarily by a $1.9 million non-cash charge recorded in the current period for the impairment of existing internal-use software as well as by increased professional fees and other merger related costs. Other operating costs as a percentage of revenue for the first quarter of 2022 were 32%, compared to 20% for the first quarter of 2021 and 22% for the fourth quarter of 2021.

Operating income was $1.1 million for the first quarter of 2022, a decrease of approximately $5.1 million from operating income of $6.2 million for the first quarter of 2021, and a decrease of $8.2 million from operating income of $9.2 million for the fourth quarter of 2021. Operating margin for the first quarter of 2022 was 3%, a decrease compared to 18% for the first quarter of 2021 and 24% for the fourth quarter of 2021.
Non-operating loss was $0.6 million for the quarter, compared to income of $0.5 million and a loss of $0.1 million in the first quarter of 2021 and fourth quarter of 2021, respectively. The first quarter of 2022 includes approximately $0.6 million of net loss on investments held by the Company, compared to net gains of $0.3 million in the first quarter of 2021 and net gains of approximately $0.2 million in the fourth quarter of 2021. Interest and dividend income for the first quarter of 2022 was less than $0.1 million, compared to $0.1 million in the first quarter of 2021 and $0.2 million in the fourth quarter of 2021.
Income before provision for (benefit from) income taxes was $0.5 million for the quarter, compared to $6.7 million in the first quarter of 2021 and $9.2 million in the fourth quarter of 2021. The Company recognized a benefit from income taxes of $0.7 million in the first quarter of 2022, compared to a provision of $0.7 million in the first quarter of 2021 and $1.5 million in the fourth quarter of 2021. The benefit recognized during the current quarter and the reduction in the Company's effective tax rate compared to both the first quarter and fourth quarter of 2021 is driven by the discrete benefits received from the vesting of equity awards during the first quarter of 2022, coupled with a reduction in earnings before income taxes when compared to the respective periods.
Net income attributable to the controlling and the non-controlling interests for the first quarter of 2022 was $1.2 million, compared to $6.0 million in the first quarter of 2021 and $7.7 million in the fourth quarter of 2021. Net income attributable to Manning & Napier, Inc. for the first quarter of 2022 was $1.2 million, or $0.06 per basic and diluted share, compared to $5.2 million, or $0.31 per basic and $0.26 per diluted share, in the first quarter of 2021 and $7.4 million, or $0.40 per basic and $0.34 per diluted share, in the fourth quarter of 2021 and reflects the public ownership of the Company’s subsidiary, Manning & Napier Group. The remaining ownership interest is attributable to the other members of Manning & Napier Group.
On a Non-GAAP basis, as defined in the Non-GAAP Financial Measures section of this release, Manning & Napier reported first quarter 2022 Adjusted EBITDA of $3.1 million, compared to $6.9 million in the first quarter of 2021 and $10.2 million in the fourth quarter of 2021.
Assets Under Management
As of March 31, 2022, AUM was $20.6 billion, a decrease of 8% from $22.5 billion as of December 31, 2021 and a decrease of 2% from $21.1 billion as of March 31, 2021. The composition of the Company's AUM across portfolios as of March 31, 2022 was 69% in blended assets, 26% in equity, and 5% in fixed income, compared with 67% in blended assets, 28% in equity, and 5% in fixed income as of both December 31, 2021 and March 31, 2021. By channel, the composition of the Company's AUM at March 31, 2022 was approximately 44% in wealth management and 56% in institutional and intermediary.
Since December 31, 2021, AUM decreased by $1.9 billion. This decrease in AUM was attributable to $1.3 billion in market depreciation as well as $0.6 billion in net client outflows. The net client outflows of approximately $0.6 billion consisted of wealth management net outflows of $0.1 billion, coupled with institutional and intermediary net outflows of $0.5 billion. The annualized separate account retention rate for the three months ended March 31, 2022 was 91%, down from 96% for the rolling 12 months ended March 31, 2022. This decrease can be attributed to a large termination in our institutional channel.
When compared to March 31, 2021, AUM decreased by $0.5 billion from $21.1 billion. The $0.5 billion decrease in AUM from March 31, 2021 to March 31, 2022 was attributable to market appreciation of $0.6 billion, offset by net client outflows of $1.1 billion. The net client outflows of $1.1 billion consisted of approximately $0.3 billion of net outflows in our wealth management sales channel and $0.8 billion of net outflows within our institutional and intermediary sales channel.
Balance Sheet
Cash and cash equivalents, and investments totaled $88.8 million as of March 31, 2022, compared to $98.1 million as of December 31, 2021. The decrease in cash and cash equivalents and investments of approximately $9.3 million during the quarter was primarily attributed to the timing of accrued annual incentive compensation payments during the first quarter, coupled with cash used of $1.7 million to satisfy tax withholding requirements for equity awards and a $1.0 million first quarter dividend of $0.05 per share of Class A common stock.

Recent Developments
On March 31, 2022, we entered into a definitive agreement to be acquired by an affiliate of Callodine Group, LLC for $12.85 per share in an all-cash transaction. We believe this proposed transaction creates value for our stockholders while providing significant benefits to all stakeholders. In light of the previously announced definitive agreement to be acquired by Callodine Group, LLC the Company will not host a conference call to discuss first quarter 2022 financial results.
Non-GAAP Financial Measures
To provide investors with greater insight into operating results, promote transparency, facilitate comparison of period-to-period results, and to allow a more comprehensive understanding of information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of operations presented in accordance with accounting principles generally accepted in the United States of America ("GAAP") with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.
Beginning with the release of our operating results for this quarter, we have moved away from presenting economic income, economic net income and economic net income per adjusted share as supplemental non-GAAP measures. Given our current organizational structure and that the strategic restructuring efforts initiated in 2019 are substantially complete, we believe that the non-GAAP measure of Adjusted EBITDA is a more representative supplemental measure of our results. Management uses Adjusted EBITDA as a financial measure to evaluate the profitability and efficiency of the Company's business in the ordinary, ongoing and customary course of its operations. Adjusted EBITDA is not presented in accordance with GAAP, and removes the impact of interest, taxes, depreciation, amortization, and, if any, the net gain (loss) on the tax receivable agreement ("TRA"). Adjusted EBITDA also adds back net income (loss) attributable to the noncontrolling interests and assumes all income of Manning & Napier Group, LLC is allocated to the Company. Non-GAAP measures for prior periods have been revised to conform to the current period presentation.
Investors should consider this non-GAAP financial measure in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP financial measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.
About Manning & Napier, Inc.
Manning & Napier (NYSE: MN) provides a broad range of investment solutions through separately managed accounts, mutual funds, and collective investment trust funds, as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income and alternative strategies, as well as a range of blended asset portfolios, including life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 275 employees as of March 31, 2022.
Safe Harbor Statement
This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: the delay in or failure to consummate the proposed transaction with Callodine Group; changes in our business related to the proposed transaction with Collodine Group; changes in securities or financial markets or general economic conditions, including as a result of the COVID-19 pandemic or political instability and uncertainty, such as the Russian invasion of Ukraine; inflation; changes in interest rates; a decline in the performance of the Company’s products; client sales and redemption activity; any loss of an executive officer or key personnel; the Company’s ability to successfully deploy new technology platforms and upgrades; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts
Investor Relations:
Emily Blum
Prosek Partners
973-464-5240
eblum@prosek.com

Public Relations:
Nicole Kingsley Brunner
Manning & Napier, Inc.
585-325-6880
nbrunner@manning-napier.com
Source Manning & Napier

Manning & Napier, Inc.
Consolidated Statements of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Revenues
Investment management fees	$30,827	$32,850	$29,676
Distribution and shareholder servicing	2,082	2,250	2,153
Custodial services	1,677	1,735	1,645
Other revenue	963	981	677
Total revenue	35,549	37,816	34,151
Expenses
Compensation and related costs	20,707	17,919	18,874
Distribution, servicing and custody expenses	2,280	2,451	2,358
Other operating costs	11,477	8,205	6,710
Total operating expenses	34,464	28,575	27,942
Operating income	1,085	9,241	6,209
Non-operating income (loss)
Non-operating income (loss), net	(607)	(63)	458
Income before provision for (benefit from) income taxes	478	9,178	6,667
Provision for (benefit from) income taxes	(746)	1,521	703
Net income attributable to the controlling and the noncontrolling interests	1,224	7,657	5,964
Less: net income attributable to the noncontrolling interests	38	220	724
Net income attributable to Manning & Napier, Inc.	$1,186	$7,437	$5,240

Net income per share available to Class A common stock
Basic	$0.06	$0.40	$0.31
Diluted	$0.06	$0.34	$0.26
Weighted average shares of Class A common stock outstanding
Basic	18,988,573	18,523,055	17,026,500
Diluted	21,551,937	22,142,862	20,273,343

Manning & Napier, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Measures
(in thousands, except share data)
(unaudited)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021

Net income attributable to Manning & Napier, Inc.	$1,186	$7,437	$5,240
Add back: Net income attributable to the noncontrolling interests	38	220	724
Add back: Provision for (benefit from) income taxes	(746)	1,521	703
Income before provision for (benefit from) income taxes	478	9,178	6,667
Add back: Interest income and expense, net	(19)	(57)	(108)
Add back: Depreciation	247	241	270
Add back: Amortization (1)	2,374	417	104
EBITDA	3,080	9,779	6,933
Add back: Change in liability under tax receivable agreement	—	392	—
Adjusted EBITDA	$3,080	$10,171	$6,933
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1.Amortization for the three months ended March 31, 2022 includes a $1.9 million non-cash charge recorded for the impairment of existing internal-use software.

Manning & Napier, Inc.
Assets Under Management ("AUM")
(in millions)
(unaudited)

For the three months ended:	Sales Channel (4)			Portfolio
	Wealth Management	Institutional and Intermediary	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2021	$9,776.9	$12,765.7	$22,542.6	$15,074.1	$6,374.4	$1,094.1	$22,542.6
Gross client inflows (1)	242.0	486.4	728.4	426.0	176.4	126.0	728.4
Gross client outflows (1)	(330.0)	(1,007.8)	(1,337.8)	(564.4)	(680.6)	(92.8)	(1,337.8)
Market appreciation/(depreciation) & other (2)	(514.1)	(769.9)	(1,284.0)	(823.4)	(418.2)	(42.4)	(1,284.0)
As of March 31, 2022	$9,174.8	$11,474.4	$20,649.2	$14,112.3	$5,452.0	$1,084.9	$20,649.2
Average AUM for period	$9,381.6	$11,949.3	$21,330.9	$14,457.0	$5,788.2	$1,085.7	$21,330.9

As of September 30, 2021	$9,480.3	$12,495.9	$21,976.2	$14,674.8	$6,229.7	$1,071.7	$21,976.2
Gross client inflows (1)	223.9	461.2	685.1	443.8	156.9	84.4	685.1
Gross client outflows (1)	(295.8)	(661.4)	(957.2)	(575.8)	(317.1)	(64.3)	(957.2)
Market appreciation/(depreciation) & other (2)	368.5	470.0	838.5	531.3	304.9	2.3	838.5
As of December 31, 2021	$9,776.9	$12,765.7	$22,542.6	$15,074.1	$6,374.4	$1,094.1	$22,542.6
Average AUM for period	$9,634.4	$12,631.6	$22,266.0	$14,884.5	$6,297.4	$1,084.1	$22,266.0

As of December 31, 2020	$8,906.4	$11,213.0	$20,119.4	$13,558.8	$5,545.3	$1,015.3	$20,119.4
Gross client inflows (1)	224.8	401.6	626.4	379.8	187.6	59.0	626.4
Gross client outflows (1)	(305.3)	(453.5)	(758.8)	(501.2)	(200.1)	(57.5)	(758.8)
Market appreciation/(depreciation) & other (2) (3)	391.6	761.2	1,152.8	701.1	449.8	1.9	1,152.8
As of March 31, 2021	$9,217.5	$11,922.3	$21,139.8	$14,138.5	$5,982.6	$1,018.7	$21,139.8
Average AUM for period	$8,993.0	$11,454.3	$20,447.3	$13,699.0	$5,719.2	$1,029.1	$20,447.3
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1.Transfers of client assets between portfolios are included in gross client inflows and gross client outflows.
2.Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management, the impact of     changes in foreign exchange rates and net flows from non-sales related activities including net reinvested dividends.
3.Beginning in 2021, AUM includes assets associated with our model-delivery business, previously classified as assets under advisement. These assets totaled $429.9 million at December 31, 2020, which is included above in market appreciation (depreciation) and other in the three months ended March 31, 2021.
4.Assets under management and gross client flows between sales channels have been estimated based upon preliminary data. For a limited portion of our mutual fund assets under management, reporting by sales channel is not available at the time of this release. Such estimates have no impact on total AUM, total cash flows, or AUM by investment portfolio reported in the table above.

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